Exhibit 5

May 30, 2018

Board of Directors
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, TX 75024

Re:    J. C. Penney Company, Inc.
2018 Long-Term Incentive Plan

Ladies and Gentlemen:

As Senior Vice President, General Counsel of J. C. Penney Company, Inc., a Delaware corporation (“Company”), I am familiar with the Restated Certificate of Incorporation of the Company and its Bylaws, each as amended.

I am also familiar with the J. C. Penney Company, Inc. 2018 Long-Term Incentive Plan (the “Plan”) and the corporate proceedings taken to authorize the offer of shares of Common Stock of 50¢ par value (“Common Stock”) of the Company under the Plan. I have examined the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on this date for the registration under the Securities Act of 1933, as amended, of 28,100,000 shares of Common Stock to be offered pursuant to the Plan. I have also examined such other documents and records as I have deemed appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock to be offered pursuant to the Plan have been duly authorized and when issued, will have been legally issued, fully paid and non-assessable.

I hereby consent to the reference to me in the above-mentioned Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

Very truly yours,

/s/ Brandy L. Treadway

Brandy L. Treadway
Senior Vice President,
General Counsel